UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the Securities Exchange Act of 1934 (Amendment No. )

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WOODWARD GOVERNOR COMPANY
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

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WOODWARD GOVERNOR COMPANY

NOTICE OF 2004 ANNUAL MEETING OF SHAREHOLDERS AND PROXY
STATEMENT

Woodward Governor Company

5001 North Second Street

P.O. Box 7001

Rockford, IL 61125-7001 USA

Tel: 815-877-7441

Fax: 815-639-6033

December 8, 2004

Dear Shareholder:

You are cordially invited to attend the Company’s annual meeting at 10:00 a.m., local time, on Wednesday, January 26, 2005, in the Auditorium of Northern Illinois University Rockford located at 8500 East State Street, Rockford, Illinois. Registration for the meeting will be in the foyer of the facility. We invite you to join our directors and members of our management team for an informal social period from 9:00 a.m. to 9:45 a.m. The formal meeting will begin promptly at 10:00 a.m.

Parking is available on site. A map is located on the back of this proxy statement.

Please complete and return your proxy card, or vote via telephone or the Internet, as soon as possible regardless of whether you plan to attend.

Sincerely yours,

WOODWARD GOVERNOR COMPANY

John A. Halbrook
Chairman, Board of Directors

 NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

The purpose of our Annual Meeting is to:

1.  Elect three directors to serve for a term of three years each; and

2.  Transact other business that properly comes before the meeting. Shareholders who owned Woodward stock at the close of business on November 29, 2004, are entitled to vote at the meeting.

By Order of the Board of Directors,

WOODWARD GOVERNOR COMPANY

Carol J. Manning
Corporate Secretary

December 8, 2004

Wednesday, January 26, 2005 10:00 a.m. NIU–Rockford 8500 East State Street Rockford, Illinois

YOUR VOTE IS IMPORTANT

Even if you plan to attend the meeting in person, please date, sign, and return your proxy in the enclosed envelope, or vote via telephone or the Internet, as soon as
possible. Prompt response is helpful and your cooperation will be appreciated.

Annual Report on Form 10-K

You may obtain a free copy of our Annual Report on Form 10-K for the year ended September 30, 2004, ﬁled with the Securities and Exchange Commission. Please contact Carol Manning, Corporate Secretary, Woodward Governor Company, 5001 North Second Street, Rockford, Illinois 61111 or email investorrelations@woodward.com. This report is expected to be available at www.woodward.com by mid-December 2004.

About the Annual Meeting and Voting

Our Board of Directors is soliciting your proxy to vote at our annual meeting of shareholders (or at any adjournment of the meeting). This proxy statement summarizes the information you need to know to vote at the meeting.

We began mailing this proxy statement and the enclosed proxy card on or about December 8, 2004, to all shareholders entitled to vote. The Woodward Governor Company Annual Report, which includes our financial statements, is being sent with this proxy statement.

Shareholders who owned Woodward common stock at the close of business on the record date, November 29, 2004, are entitled to vote at the meeting. As of the record date, there were 11,323,955 shares outstanding.

Each share of Woodward common stock that you own entitles you to one vote, except for the election of directors. Since three directors are standing for election, you will be entitled to three director votes for each share of stock you own. Of this total, you may choose how many votes you wish to cast for each director.

Woodward offers shareholders the opportunity to vote by mail, by telephone, or via the Internet. Instructions to use these methods are set forth on the enclosed proxy card.

If you vote by telephone or via the Internet, please have your proxy or voting instruction card available. A telephone or Internet vote authorizes the named proxies in the same manner as if you marked, signed, and returned the card by mail. Voting by telephone and via the Internet are valid proxy voting methods under the laws of Delaware (our state of incorporation) and Woodward Bylaws.

If you properly fill in your proxy card and send it to us in time to vote, one of the individuals named on your proxy card (your “proxy”) will vote your shares as you have directed. If you sign the proxy card but do not make specific choices, your proxy will follow the Board’s recommendations and vote your shares:

“FOR” the election of the Board’s nominees to the Board of Directors.

If any other matter is presented at the meeting, your proxy will vote in accordance with his or her best judgment. At the time this proxy statement went to press, we knew of no other matters to be acted on at the meeting.

You may revoke your proxy by:

• sending in another signed proxy card with a later date,

•  notifying our Corporate Secretary in writing before the meeting that you have revoked your proxy, or

• voting in person at the meeting.

If you want to give your written proxy to someone other than individuals named on the proxy card:

•  cross out the individuals named and insert the name of the individual you are authorizing to vote, or

•  provide a written authorization to the individual you are authorizing to vote along with your proxy card.

A quorum of shareholders is necessary to hold a valid meeting. The presence, in person or by proxy, at the meeting of holders of shares representing a majority of the votes of the common stock entitled to vote constitutes a quorum. Abstentions and broker non-votes are counted as present for establishing a quorum. A broker non-vote occurs when a broker votes on some matters on the proxy card but not on others because he or she is not permitted to vote on that item absent instruction from the beneficial owner of the shares and no instruction is given.

Directors are elected by a plurality vote of shares present at the meeting, meaning that the three director nominees receiving the most votes will be elected.

Other action is by an affirmative vote of the majority of shares present at the meeting and entitled to vote. Abstentions have the same effect as votes against a matter because they are considered present and entitled to vote, but are not voted. Broker non-votes will be considered present for quorum purposes but not entitled to vote. Accordingly, broker non-votes will have no effect on the vote

Board of Directors

Structure  Our Board of Directors is divided into three classes for purposes of election. One class is elected at each annual meeting of shareholders to serve for a three-year term.

Each of the directors standing for election at the 2005 Annual Meeting of Shareholders has been nominated by the Board of Directors at the recommendation of the Nominating and Governance Committee to hold office for a three-year term expiring in 2008 or when his or her successor is elected. Other directors are not up for election at this meeting and will continue in office for the remainder of their terms.

If a nominee is unavailable for election, proxy holders will vote for another nominee proposed by the Nominating and Governance Committee.

 PROPOSAL 1—ELECTION OF DIRECTORS

Directors Standing for Election at This Meeting for Terms Expiring in 2008:

Mary L. Petrovich

Age: 41

Chief Executive Officer of AxleTech International, a supplier of off-highway and specialty vehicle drivetrain systems and components.

Ms. Petrovich has been a director of the Company since 2002.

Larry E. Rittenberg

Age: 58

PhD, CIA, CPA, Ernst & Young Professor of Accounting & Information Systems at the University of Wisconsin.

Mr. Rittenberg was elected a director of the Company by the Board of Directors effective September 1, 2004 to fill a vacancy created by the resignation of Rodney O’Neal in March 2004.

Michael T. Yonker

Age: 62

Retired President and Chief Executive Officer of Portec, Inc., which had operations in the construction equipment, materials handling and railroad products industries. Other directorships: Modine Manufacturing Company, Inc. and Emcor Group, Inc.

Mr. Yonker has been a director of the Company since 1993.

Your Board of Directors recommends a vote “FOR” the nominees presented in Proposal 1.

Directors Remaining in Office Until 2006:

Paul Donovan

Age: 57

Retired Executive Vice President and Chief Financial Officer of Wisconsin Energy Corporation, a holding company with subsidiaries in utility and non-utility businesses, including electric and natural gas energy services, pump manufacturing, waste-to-energy and real estate businesses.  Other directorships: AMCORE Financial, Inc. and CLARCOR.

Mr. Donovan has been a director of the Company since 2000.

John A. Halbrook

Age: 59

Chairman and Chief Executive Officer of the Company. Other directorships: AMCORE Financial, Inc. and HNI Corporation.

Mr, Halbrook has been a director of the Company since 1991.

Directors Remaining in Office Until 2007:

John D. Cohn

Age: 50

Senior Vice President Strategic Development and Communications of Rockwell Automation, Inc., a global provider of industrial automation power, control, and information, solutions.

Mr. Cohn has been a director of the Company since 2002.

Michael H. Joyce

Age: 64

President and Chief Operating Officer of Twin Disc, Incorporated, a designer and manufaturer of heavy-duty transmission equipment. Other directorships: Twin Disc, Incorporated and The Oilgear Company.

Mr. Joyce has been a director of the Company since 2000.

James R. Rulseh

Age: 49

Group Vice President of Modine Manufacturing Company, a specialist in thermal management products, bringing heating and cooling technology to diversified markets.

Mr. Rulseh has been a director of the Company since 2002.

Corporate Governance

Woodward has operated under sound corporate governance practices for many years. In light of recent attention to these issues, we believe it is important to disclose to our shareholders information on our major corporate governance practices. Most of these practices have been in place for quite some time, although perhaps not always documented. We have implemented formal documentation in response to regulatory and legislative changes.

Woodward maintains a corporate governance page on its website at www.woodward.com that can be accessed by clicking on “Investor Information” and then on “Corporate Governance.” This site includes key information about our corporate governance initiatives that expresses our long-held principles and core values and continues our long tradition of conducting business with integrity. Included is A Tradition of Integrity, Woodward’s Codes of Business Conduct and Ethics; our Constitution, titled A Statement of Business Philosophy and Values, which includes our Vision/Mission Statement and Business Philosophy; our Policy on Insider Trading; and Charters for the committees of the Board of Directors as well as other governance documents.

Woodward’s policies and practices reflect corporate governance initiatives that are compliant with the listing requirements of The NASDAQ National Market (NASDAQ) and the corporate governance requirements of the Sarbanes-Oxley Act of 2002, including:

•  The Board of Directors has adopted Director Guidelines, which set forth clear corporate governance practices;

•  All members of the Board of Directors other than the Chairman are independent of Woodward and its management;

•  All members of the key Board committees—the Audit Committee, the Compensation Committee, and the Nominating and Governance Committee—are independent;

•  The independent members of the Board of Directors meet at least quarterly without the presence of management;

•  We have designated an independent Lead Director of the Board;

•  Woodward has a code of business conduct that is annually affirmed by our members and directors, and includes a specific code of ethics that applies to senior financial officers and other finance members as well as the Chairman and Chief Executive Officer;

•  Woodward has an ethics hotline available to all members and procedures in place for the anonymous submission of member complaints on ethical, quality, or accounting matters;

•  The lead and concurring partners of the Company’s independent registered public accounting firm are rotated at least every five years;

•  The Board, and each committee of the Board, has the authority to engage independent consultants and advisors at the Company’s expense.

Independent Directors

The Board of Directors has determined that each member of the Board of Directors other than Mr. Halbrook is independent under the criteria established by NASDAQ for independent board members. In addition, the Board of Directors has determined that the members of the Audit Committee meet the additional independence criteria required for audit committee membership.

Board Meetings and Committees

 The Board of Directors met five times in fiscal 2004; all incumbent directors attended more than 75 percent of the aggregate of the total meetings of the Board of Directors and all committees of the Board on which they served. Directors are invited, but are not required, to attend annual meetings of shareholders. All directors attended the Company’s last annual meeting of shareholders.

All actions by committees are reported to the Board at the next scheduled meeting. No legal rights of third parties may be affected by Board revisions.

Committee Membership

Name	Audit	Compensation	Executive	Nominating and Governance
John D. Cohn	☒	☒
Paul Donovan	☒*	☒	☒
John A. Halbrook			☒*
Michael H. Joyce			☒	☒*
Mary L. Petrovich		☒		☒
Larry E. Rittenberg	☒			☒
James R. Rulseh	☒			☒
Michael T. Yonker	☒	☒*	☒

*chairman

Audit Committee  The Audit Committee oversees and monitors the participation of management and the Company’s independent registered public accounting firm in the financial reporting process. Consistent with the NASDAQ’s independent director and Audit Committee listing standards, and in accordance with the Committee Charter (available on the Company’s website at www.woodward.com), all members of the Audit Committee are independent directors. The Board of Directors has determined that all members of the Audit Committee are Audit Committee Financial Experts, as the SEC defines that term. The Committee held five meetings in fiscal 2004.

Compensation Committee   The Compensation Committee recommends the base compensation of Woodward’s officers and key personnel, and evaluates the performance of and reviews the results of the annual member evaluation for those individuals. The Committee administers the Company’s Long-Term Management Incentive Compensation Plan and the 2002 Stock Option Plan, determining and taking all action, including granting of all incentives and/or stock options to eligible worker members, in accordance with the terms of the Plans. The Committee held four meetings in fiscal 2004.

Executive Committee   The Executive Committee exercises all the powers and authority of the Board of Directors in the management of the business when the Board is not in session and when, in the opinion of the Chairman, the matter should not be postponed until the next scheduled Board meeting. The Committee may declare cash dividends. The Committee may not authorize certain major corporate actions such as amending the Certificate of Incorporation, amending the Bylaws, adopting an agreement of merger or consolidation, or recommending the sale, lease, or exchange of substantially all of Woodward’s assets. The Committee held one meeting in fiscal 2004.

Nominating and Governance Committee   The Nominating and Governance Committee recommends qualified individuals to fill any vacancies on the Board and develops and administers the Director Guidelines, the Company’s corporate governance guidelines. In accordance with SEC guidelines and the Committee’s Charter (available on the Company’s website at www.woodward.com), all members of the Nominating and Governance Committee are independent directors. The Committee held two meetings in fiscal 2004.

Director Nomination Process  The Nominating and Governance Committee considers candidates for Board membership as recommended by directors, management, or shareholders. The Committee uses the same criteria to evaluate all candidates for Board membership and, as it deems necessary, may engage consultants or third-party search firms to assist in identifying and evaluating potential nominees.

Director candidates are expected to possess the highest levels of personal and professional ethics, integrity, values, and independence. Prospective directors should be committed to representing the long-term interests of the shareholders. A potential director must exhibit an inquisitive and objective perspective, an ability to think strategically, an ability to identify practical problems, and an ability to assess alternative courses of action that contribute to the long-term success of the business. The Committee is committed to exercising best practices of corporate governance and recognizes the importance of a Board that contains diverse experience at policy-making levels in business, public service, education and technology, as well as other relevant knowledge that contributes to the Company’s global activities. Board members must have industry expertise and/or commit to understanding the Company’s industry as a basis to address strategic and operational issues of importance to the Company.

Every effort is made to complement and supplement skills within the Board and strengthen identified areas of need. The Committee considers relevant factors, as it deems appropriate, including the current composition of the Board and the need for expertise in various Board committees. The Committee will consider the ability of candidates to meet independence and other requirements of the SEC or other regulatory bodies exercising authority over the Company. In assessing candidates, the Committee considers criteria such as education, experience, diversity, knowledge, and understanding of matters such as finance, manufacturing, technology, distribution, and other areas that are frequently encountered by a complex business. The Committee will make inquiries of prospective Board candidates about their ability to devote sufficient time to carry out their duties and responsibilities effectively, and whether they are committed to serve on the Board for a sufficient time to make significant contributions to the governance of the organization.

The Committee evaluation normally requires one or more members of the Committee, and others as appropriate, to interview prospective nominees in person or by telephone. Upon identification of a qualified candidate, the Nominating and Governance Committee will recommend a candidate for consideration by the full Board.

Nominations for Board membership may be provided to the Nominating and Governance Committee by submitting the candidate’s name and qualifications to Woodward Governor Company, Attn: Corporate Secretary, 5001 North Second Street, Rockford, Illinois 61111. When submitting candidates for nomination, information must be provided in accordance with Woodward’s Bylaws.

Lead Director  Mr. Yonker serves as “Lead Director.” The Lead Director chairs a separate meeting of the outside directors following each regularly scheduled Board meeting. Topics discussed are at the discretion of the outside directors. The Lead Director then meets with the Chairman and Chief Executive Officer to review items discussed at the meeting.

Director Qualifications  The Company’s Bylaws provide that:

•  each director shall retire on September 30th following his or her seventieth birthday unless approved otherwise by the Board,

•  no person may serve as a director unless he or she agrees to be guided by the philosophy and concepts expressed in Woodward’s Constitution, and

•  Woodward must receive adequate notice regarding nominees for directors. A copy of the notice requirement in Section 2.8 is attached as Exhibit A.

Director Compensation  We do not pay directors who are also Woodward officers additional compensation for their service as directors. In fiscal 2004, compensation for non-employee directors included the following:

• a monthly retainer of $2,000

• Board and committee members receive $1,000 for each meeting attended

• committee chairmen receive $1,500 for each committee meeting attended

• expenses of attending Board and committee meetings

•  award of options in January 2004 to purchase 1,000 shares of Woodward common stock at the market price on the date of grant; options vest after one year

Beginning in fiscal 2005, non-employee directors will be compensated as follows:

• a monthly retainer of $2,000

• Board and committee members will receive $1,500 for each meeting attended

• committee chairmen will receive $2,500 for each committee meeting attended

• Audit Committee chairman will receive an additional monthly retainer of $750

• expenses of attending Board and committee meetings

•  award of options in January 2005 to purchase 1,500 shares of Woodward common stock at the market price on the date of grant; options vest after one year

Pursuant to an Outside Director Stock Purchase Agreement entered into prior to July 2002, we sold shares of common stock at the closing price on the date of purchase to Mr. Rulseh. In payment of the purchase price, a non-interest bearing note was signed and is being repaid by application of his monthly retainer. The largest amount of indebtedness outstanding during the year was $85,963 and the amount outstanding at November 29, 2004, was $57,963.

Shareholder Communications with the Board of Directors

Shareholders may send communications to the Board of Directors by submitting a letter addressed to: Woodward Governor Company, Attn: Corporate Secretary, 5001 North Second Street, Rockford, Illinois 61111.

The Board of Directors has instructed the Corporate Secretary to forward such communications to the Lead Director of the Board of Directors. The Board of Directors has also instructed the Corporate Secretary to review such correspondence and, at the Corporate Secretary’s discretion, not to forward correspondence which is deemed of a commercial or frivolous nature or inappropriate for Board of Director consideration. The Corporate Secretary may also forward the shareholder communication within the Company to the Chairman and Chief Executive Officer or another department to facilitate an appropriate response.

The Corporate Secretary will maintain a log of all communications from shareholders and the disposition of such communications for review by the Directors at least annually.

Share Ownership of Management

Directors and Executive Officers   The following table shows how much Woodward common stock was owned, as of November 29, 2004, by each director, each executive officer named in the Summary Compensation table, and all directors and executive officers as a group.

Ownership of Common Stock

Non-Employee Directors	Number of Shares		Percent
John D. Cohn	3,000	(2)	.03%
Paul Donovan	4,502	(2)	.04%
Michael H. Joyce	5,792	(2)	.05%
Mary L. Petrovich	3,725	(2)	.03%
Larry E. Rittenberg	100.00%
James R. Rulseh	2,692	(2)	.02%
Michael T. Yonker	9,036	(2)	.08%
Named Executive Officers
Stephen P. Carter	114,724	(1)	1.01%
Thomas A. Gendron	63,386	(1)	.56%
John A. Halbrook	362,232	(1)	3.20%
All directors and executive officers as a group	578,010	(1) (2)	5.10%

(1)  Includes the maximum number of shares which might be deemed to be beneficially owned under rules of the SEC. Includes exercisable options to purchase shares of common stock as follows: Mr. Carter 108,710; Mr. Gendron 58,662; and Mr. Halbrook 346,075. Also includes shares (does not include fractional shares) allocated to participant accounts of executive officers under the Woodward Governor Company Retirement Savings Plan. The Plan directs the Trustee to vote the shares allocated to participant accounts under the Woodward Stock Plan portion of the Plan as directed by such participants and to vote all allocated shares for which no timely instructions are received in the same proportion as the allocated shares for which instructions are received.

(2)  Includes exercisable options to purchase shares of common stock granted under the 2002 Stock Option Plan as follows: Mr. Cohn 1,000; Mr. Donovan 3,000; Mr. Joyce 3,000; Ms. Petrovich 1,000; Mr. Rulseh 1,000; and Mr. Yonker 3,000.

Share Ownership Guidelines  In 1998, the Board of Directors established share ownership guidelines for executives and non-employee directors to align their interests and objectives with the Company’s shareholders. These guidelines require that executives own shares with a value ranging from a minimum of two times annual salary for executives at the level of vice president to a minimum of four times annual salary for the Company’s Chairman and Chief Executive Officer. The guidelines also require that non-employee directors own shares with a value equal to five times annual retainer, to be reached within five years of election to the Board.

Section 16(a) Beneficial Ownership Reporting Compliance

Based upon a review of our records, all reports required to be filed pursuant to Section 16(a) of the Securities Exchange Act of 1934 (the “Exchange Act”) were filed on a timely basis.

Persons Owning More than Five Percent of Woodward Stock

The following table shows how much Woodward common stock was owned, as of November 19, 2004 (except as indicated in note (2)), by each person known to us to own more than five percent of our common stock.

Ownership of Common Stock

Principal Holders	Number of Shares		Percent
Woodward Governor Company Profit Sharing Trust 5001 North Second Street Rockford, Illinois 61111	1,564,198	(1)	13.8%
Barclays Global Investors, NA 45 Fremont Street San Francisco, California 94105	583,772	(2)	5.2%
Lord, Abbett & Co. 90 Hudson Street Jersey City, New Jersey 07302	811,491	(3)	7.2%
Royce & Associates, LLC 1414 Avenue of the Americas New York, New York 10019	1,265,426	(4)	11.2%

(1)  Shares owned by the Woodward Governor Company Profit Sharing Trust are held in its Retirement Savings Plan (the “Plan”). Vanguard Fiduciary Trust serves as Trustee of the Profit Sharing Trust. All shares held in the Profit Sharing Trust are allocated to participant accounts. The Plan directs the Trustee to vote the shares allocated to participant accounts under the Woodward Stock Plan portion of the Plan as directed by such participants and to vote all allocated shares for which no timely instructions are received in the same proportion as the allocated shares for which instructions are received. In the event of a tender or exchange offer, participants have the right individually to decide whether to tender or exchange shares in their account. The Plan directs the Trustee to tender or exchange all allocated shares for which no timely instructions are received in the same proportion as the allocated shares with respect to which it does receive directions.

(2)  Shareholdings reported are in accordance with information contained in Barclays Global Investors, NA Form 13F filed with the SEC for the period ended September 30, 2004. Barclays has investment discretion on all shares with sole voting authority for 568,267 shares.

(3)  Lord, Abbett & Co. has advised the Company that it has investment power for the entire holding and sole voting authority for 757,091 shares.

(4)  Royce & Associates, LLC has advised the Company that it has sole investment power and sole voting power for the entire holding.

Common Stock Performance

The following Performance Graph compares Woodward’s cumulative total return on its common stock for a five-year period (years ended September 30, 2000 to September 30, 2004) with the cumulative total return of the S&P SmallCap 600 Index and the S&P Industrial Machinery Index.

Total Return to Shareholders

The graph assumes that the value of the investment in Woodward’s common stock and each index was $100 on September 30, 1999 and that all dividends were reinvested.

	9/99	9/00	9/01	9/02	9/03	9/04
Woodward Governor Company	$100.00	$185.29	$204.75	$203.75	$191.09	$302.40
S & P SmallCap 600	100.00	124.17	110.99	109.00	138.28	172.26
S & P Industrial Machinery	100.00	82.09	78.20	85.21	107.61	144.50

Compensation Committee Report on Executive Compensation

The goal of the Compensation Committee (the “Committee”) is to establish and administer a compensation program that will (1) offer competitive compensation to attract, retain, and motivate a high-quality senior management team, and (2) link total annual cash compensation to Company and individual performance. The Committee believes proper administration of such a program will result in development of a management team that embraces the best long-term interests of Woodward and its shareholders.

To accomplish this goal, the Committee, comprised entirely of independent directors, structures total compensation packages comprised of base salary, short-term and long-term incentive compensation, and stock options.

Market-based compensation recognizes responsibilities and accountabilities for similarly situated positions within a representative comparative group. Guidance is provided by a professional compensation and benefits consulting firm. This process establishes base compensation and targets for incentive/variable compensation.

Compensation Structure and Components

•  individuals are assigned to salary grade ranges based upon their position

•  base salary is set within the range based upon actual job responsibilities, performance, and experience in the job

•  annual incentive compensation targets of at least 10 percent, but not more than 70 percent, of base salary are established

• incentive compensation targets are tied to salary grade

Base Salary  Base salary and annual rate adjustments are based on individual performance, experience, responsibilities, management, and leadership abilities.

Annual Incentive Compensation  Annual cash incentives are based on overall financial performance of the Company or individual groups or operating units, achievement of short-term objectives, and direct individual performance. If certain minimum target results are not achieved, no annual incentive is paid. If targeted levels are attained, annual incentive levels range from 10 percent to 70 percent of base salary. Participants have an opportunity to significantly increase their annual incentive compensation above targeted levels for outstanding performance, to a maximum of 200 percent of target.

The Woodward Governor Company 2002 Stock Option Plan (the “Stock Option Plan”) was established to further Woodward’s long-term growth and profitability by offering long-term incentives to certain key management worker members and directors who are not worker members. By providing an equity position in the Company, the Compensation Committee believes that participants’ interests will be better aligned with those of the Company’s shareholders.

The Stock Option Plan authorizes awards of both incentive and nonqualified stock options to worker members and nonqualified stock options to independent directors. Management makes recommendations to the Committee on the size of grant, if any, for each participant. The option price of the shares is determined at the date of the grant and will not be less than the fair market value as quoted on The NASDAQ National Market on that date.

In fiscal 2004, 23 worker members and 7 independent directors were granted options under the Stock Option Plan.

Long-Term Management Incentive Compensation Plan  In fiscal 2000, the Company established a long-term, performance-based compensation plan. Eligibility is limited to a few top-level executives, currently three individuals, as determined by the Compensation Committee. The Committee sets long-term performance goals and confirms attainment or lack thereof. The performance goals are established to encourage consistent, sustainable growth and are measured over three-year cycles.

Long-term cash award opportunities are determined at the beginning of each performance cycle and are based on goals associated with:

• average annual growth in earnings per share

• average annual return on invested assets

A target award is established for each eligible executive based upon salary grade ranging from 40 percent to 50 percent of base salary. A threshold level of performance is established below which the executive receives no incentive award. Once threshold performance is achieved, the executive receives a minimum award equal to 5 percent to 10 percent of the target award. Above threshold performance, the award increases proportionally until target performance is achieved. The award opportunity continues to increase for above-target performance to a practical maximum of 200 percent of the target award.

Compensation of the Chairman and Chief Executive Officer  Mr. Halbrook’s base salary of $545,090 was determined in the same manner as for all other executive officers. For fiscal 2004, $338,942 annual incentive compensation was awarded to Mr. Halbrook.

Under the Stock Option Plan, Mr. Halbrook was awarded options in fiscal year 2005 to purchase 8,000 shares of Woodward common stock.

Mr. Halbrook also participates in the Long-Term Management Incentive Compensation Plan.
Mr. Halbrook received no payout for the three-year period ended September 30, 2004. The amount of future incentive awards will be determined at the end of each subsequent three-year period based on achievement of performance goals.

Compensation Committee: Michael T. Yonker, chairman John D. Cohn

Paul Donovan Mary L. Petrovich

Executive Compensation

The following table sets forth a summary for the last three fiscal years of the cash and non-cash compensation paid to John A. Halbrook, Woodward’s Chairman and Chief Executive Officer, and to each of the other most highly compensated executive officers earning in excess of $100,000 in annual compensation.

Summary Compensation

					Long-Term Compensation
	Annual Compensation				Awards	Payouts
Name and Principal Position	Year	Salary	Bonus (1)	Other Annual Compensation	Securities Underlying Options [#]	LTIP Payouts [$] (2)	All Other Compensation (3)
John A. Halbrook	2004	$545,090	$338,942	—	28,000	$—	$62,476
Chairman and	2003	592,846	—	—	25,000	—	53,981
Chief Executive Officer	2002	519,135	—	—	50,000	399,740	54,066
Thomas A. Gendron	2004	300,040	146,589	—	24,000	—	33,893
President and	2003	320,404	—	—	20,000	—	31,405
Chief Operating Officer	2002	266,317	—	—	20,000	122,269	29,110
Stephen P. Carter	2004	253,240	123,724	—	13,000	—	29,683
Executive Vice President, Chief	2003	273,775	—	—	10,000	—	29,447
Financial Officer and Treasurer	2002	236,205	—	—	15,000	148,138	26,841

(1) Includes annual incentive compensation.

(2) Amounts paid under the Long-Term Management Incentive Compensation Plan for the performance cycle ended September 30 of each fiscal year.

(3) Company contributions to the Retirement Savings Plan and Unfunded Deferred Compensation Plan are as follows:

	Retirement Savings Plan*			Unfunded Deferred Compensation Plan
Officer	2004	2003	2002	2004	2003	2002
Halbrook	$25,625	$25,900	$26,700	$36,851	$28,081	$27,366
Gendron	24,225	24,050	25,249	9,668	7,354	3,861
Carter	24,800	25,348	25,850	4,883	4,098	991

* Effective December 31, 2002, the Retirement Income Plan was merged into the Member Investment and Stock Ownership Plan, which was then renamed the Retirement Savings Plan. The plans were merged to simplify plan administration and are applicable to all Woodward members.

Chief Financial Officer Retirement

Mr. Carter has announced his retirement from the Company under the terms of a Retirement Transition Agreement whereby he will continue to serve as Executive Vice President, Chief Financial Officer and Treasurer until his successor is appointed or the Company determines that the transition of responsibilities has been accomplished, in no event later than October 14, 2006. He will participate in all current benefit programs through his last day of active employment or July 15, 2005, whichever is later. At the end of the transition period, Mr. Carter will be available to provide consultation services as requested by the Company and will continue to be paid at his current rate of compensation through October 14, 2006. He will participate in group health and life plans through October 14, 2006, and will be reimbursed for tax planning and preparation services through tax year 2006. He may exercise stock options in accordance with the Woodward Governor Company 2002 Stock Option Plan and his Non-Qualified Stock Option Agreements.

Transitional Compensation Agreements

Woodward has transitional compensation agreements with Messrs. Halbrook, Gendron, and Carter that become operative only upon a change in control or other specified event. For purposes of these agreements, a change in control occurs if:

•  any person, entity, or group (with certain exceptions) becomes the beneficial owner of 15 percent or more of the outstanding shares of Woodward common stock; or

•  there is a change in a majority of the Board during any two-year period other than by election or nomination by a vote of two-thirds of the Board members as of the beginning of the period; or Woodward’s shareholders approve a merger, consolidation, sale of assets, or share exchange resulting in our shareholders owning less than 51 percent of the combined voting power of the surviving corporation following the transaction; or

• our shareholders approve a liquidation or dissolution.

Following a change in control, Woodward will continue to employ the executive for a minimum period of two years in substantially the same position, for substantially the same compensation and benefits. If the executive’s employment is terminated by Woodward (other than for cause or due to death or disability), or the executive terminates with good reason (as defined in the agreement), he or she receives an amount (payable in a lump sum) equal to 300 percent of each of (1) the executive’s annual base salary, (2) highest annual bonus in the last three years, (3) highest long-term incentive compensation bonus in the last three years, and (4) the sum of the Retirement Savings Plan and Executive Benefit Plan annual contributions made or credited for the benefit of the executive. Member benefits shall be continued at Woodward’s expense for a period of three years after the date of termination. Outplacement services will be provided at Woodward’s expense as well as tax preparation services for the executive’s taxable year in which the termination occurred.

If the benefits and amount payable to the executives are subject to federal excise tax, the executive officers will also be entitled to receive an additional payment so they will receive (on a net basis) the same amount they would have received absent the applicability of the excise tax.

Stock Options

The following table shows stock options granted during fiscal 2004 under the Woodward Governor Company 2002 Stock Option Plan to the individuals named in the Summary Compensation table:

Option Grants in Last Fiscal Year

Name	Number of Securities Underlying Options Granted (1)	% of Total Options Granted to Employees in Fiscal Year	Exercise Price (2)	Expiration Date	Potential Realizable Value at Assumed Annual Rates of Stock Price Appreciation for Option Term (3)
					5%($)	10%($)
John A. Halbrook	28,000	17.3%	$46.42	11/20/2013	$817,412	$2,071,483
Thomas A. Gendron	24,000	14.8%	46.42	11/20/2013	700,639	1,775,557
Stephen P. Carter	13,000	8.0%	46.42	11/20/2013	379,513	961,760

(1) Consists of non-qualified options issued for a ten-year term.

(2) Closing price of common stock as reported on NASDAQ as of the date of grant.

(3)  The potential realizable value is calculated based on the term of the option at its time of grant (ten years). It is calculated assuming that the stock price on the date of grant appreciates at the indicated annual rate compounded annually for the entire term of the option and the option is exercised and sold on the last day of its term for the appreciated stock price. No gain to the optionee is possible unless the stock price increases over the option term.

Aggregated Option Exercises in Last Fiscal Year and Fiscal Year-End Option Values

The following table provides information on option exercises in 2004 by the individuals named in the Summary Compensation table and the value of their unexercised options at September 30, 2004.

Name	Shares Acquired on Exercise (#)	Value Realized ($)	Number of Securities Underlying Unexercised Options at Fiscal Year-End (#) Exercisable / Unexercisable	Value of Unexercised In-the-Money Options at Fiscal Year-End ($) Exercisable / Unexercisable
John A. Halbrook	0	0	310,325 / 81,750	$11,866,706 / $1,679,668
Thomas A. Gendron	0	0	39,412 / 52,250	1,256,244 / 1,070,580
Stephen P. Carter	0	0	96,710 / 30,500	3,656,799 / 625,053

Long-Term Management Incentive Compensation Plan Awards

See “Compensation Committee Report on Executive Compensation” for a description of the Long-Term Management Incentive Compensation Plan (LTMIC). The following table shows, for the named executive officers, the calculated future payouts, if any, under the LTMIC for the three-year performance cycle that began in fiscal year 2004. Threshold amounts are the minimum amounts payable under the LTMIC provided that the minimum level of performance is achieved with respect to the pre-established performance objectives, measured in terms of the Company’s cumulative earnings per share and return on average invested assets for the cycle. If such performance is not achieved, amounts will be zero.

Long-Term Incentive Plan Awards in Last Fiscal Year

	Number of Shares, Units,	Performance or Other Period Until	Estimated Future Payouts Under Non-Stock Price-Based Plans
Name	or Other Rights	Maturation or Payout	Threshold	Target	Maximum
John A. Halbrook	—	3 years	$30,661	$272,545	$545,090
Thomas A. Gendron	—	3 years	13,502	120,016	240,032
Stephen P. Carter	—	3 years	11,396	101,296	202,592

Amounts shown in this table were calculated using the salaries for the named executive officers in the LTMIC as of the beginning of the performance period October 1, 2003 through September 30, 2006.

Audit Committee Report to Shareholders

Audit Committee Report

We recommended to the Board of Directors that the consolidated balance sheets of the Company at September 30, 2004 and 2003, and the related statements of consolidated earnings, shareholders’ equity, and cash flows of the Company for each of the three years ended September 30, 2004, be included in the Company’s Annual Report on Form 10-K filed with the Securities and Exchange Commission for the year ended September 30, 2004. Our recommendation was based on our review and discussion of the audited financial statements with management, and our discussions with PricewaterhouseCoopers LLP, the independent registered public accounting firm who audited the financial statements.

We discussed with PricewaterhouseCoopers LLP the matters required to be discussed under Statement of Auditing Standards No. 61. We also discussed with PricewaterhouseCoopers LLP their independence, received from them the written disclosures and the letter required by Independence Standards Board Standard No. 1, and considered whether the provision of services other than audit services (the fees for which are disclosed in the table that follows) is compatible with maintaining their independence.

Audit Committee: Paul Donovan, chairman John D. Cohn

 Larry E. Rittenberg James R. Rulseh

 Michael T. Yonker

Audit Committee’s Policy on Pre-Approval of Services Provided by Independent Registered Public Accounting Firm

The Audit Committee is responsible for appointing, setting compensation for, and overseeing the work of the independent registered public accounting firm. As a result, the Audit Committee has established a policy regarding pre-

approval of all services provided by the independent registered public accounting firm. Under the established policy, all audit services and related fees require the specific approval of the Audit Committee. For audit-related services, tax services, and all other services, the Audit Committee has determined specific services and dollar thresholds under which such services would be considered pre-approved. To the extent that management requests services other than these pre-approved services, or beyond the dollar thresholds, the Audit Committee must specifically approve the services. Furthermore, under the established policy, the independent registered public accounting firm is prohibited from performing the non-audit services identified by the SEC as prohibited. Also, the policy requires management to prepare reports for the Audit Committee on a periodic basis on the Company’s use of the independent registered public accounting firm.

Fees Paid to PricewaterhouseCoopers LLP

The following table presents fees for professional audit services rendered by PricewaterhouseCoopers LLP for the audit of the Company’s consolidated financial statements as of and for the years ended September 30, 2004, and September 30, 2003, and fees billed for other services rendered by PricewaterhouseCoopers LLP during those periods.

Year ended September 30	2004	2003
Audit Fees	$599,032	$535,823
Audit-Related Fees (1)	95,638	23,011
Tax Fees	220,407	192,302
All Other Fees (2)	74,462	165,038
Total	$989,539	$916,174

(1)  Audit-Related Fees consist of assurance and related services that are reasonably related to the performance of the audit of the financial statements. This category includes fees for pension and benefit plan audits, consultations concerning accounting and financial reporting standards, assistance with statutory financial reporting, consultation on general internal control matters or Sarbanes-Oxley assistance, due diligence related to mergers and acquisitions, and other auditing procedures and issuance of special purpose reports.

(2)  All Other Fees consist primarily of internal investigations, training, and actuarial reports and calculations (that had approved contracts in place prior to May 6, 2003 and were performed prior to May 6, 2004). In fiscal 2004, approximately 29% of All Other Fees were approved by the Audit Committee under the de minimis exception to the pre-approval requirements.

Independent Registered Public Accounting Firm

In fiscal 2004, PricewaterhouseCoopers LLP served as Woodward’s independent registered public accounting firm. A representative from the firm is expected to attend the annual meeting and will have the opportunity to make a statement, if he or she desires to do so, and be available to answer appropriate questions. In November 2004, PricewaterhouseCoopers LLP was appointed by the Audit Committee as the independent registered public accounting firm for the fiscal year ending September 30, 2005.

Shareholder Proposals

If you want to submit a proposal for possible inclusion in our proxy statement for the 2006 Annual Meeting of Shareholders, you must ensure your proposal is received by us on or before August 10, 2005.

If you intend to present a proposal to shareholders, but do not want it included in the proxy statement, management’s proxies for that meeting will be entitled to exercise their discretionary authority on that proposal, unless we receive notice of your proposal no later than October 23, 2005. Even if we receive proper notice before October 23, 2005, the proxies may still exercise their discretionary authority on the proposal by telling shareholders about the proposal and how they intend to vote on it, unless you solicit proxies for the proposal as required by Rule 14a-4(c)(2) under the Exchange Act.

Other Matters

Woodward is soliciting this proxy on behalf of its Board of Directors. This solicitation is being made by mail, but also may be made by telephone or in person. The Company has employed Morrow & Company to solicit proxies for the annual meeting from brokers, bank nominees, other institutional holders, and certain individual shareholders. The Company has agreed to pay $5,000, plus the out-of-pocket expenses of Morrow & Company, for these services. The Company will also pay the regular charge of brokers and other nominees who hold shares of record for forwarding proxy material to the beneficial owners of such shares.

We do not know of any matters to be acted upon at the meeting other than those discussed in this statement. If any other matter is presented, proxy holders will vote on the matter in their discretion.

By Order of the Board of Directors

WOODWARD GOVERNOR COMPANY

Carol J. Manning

Corporate Secretary
December 8, 2004

Section 2.8 of the Bylaws Requiring Written Notice	Exhibit A

SECTION 2.8. NOMINATIONS FOR DIRECTOR. Nominations for election to the Board of Directors may be made by the Board of Directors or by any stockholder entitled to vote for the election of directors. Nominations other than those made by the Board of Directors shall be made by notice in writing, delivered or mailed by registered or certified United States mail, return receipt requested, postage prepaid, to the Secretary of the Corporation, not less than 20 days nor more than 50 days prior to any meeting of stockholders called for the election of directors; provided, however, if less than 21 days’ notice of the meeting is given to stockholders, such written notice shall be delivered or mailed, as prescribed, not later than the close of business on the seventh day following the day on which the notice of meeting was mailed to the stockholders. Each such written notice shall contain the following information:

(a) The name and residence address of the stockholder making the nomination;

(b)  Such information regarding each nominee as would have been required to be included in a proxy statement filed pursuant to the proxy rules of the Securities and Exchange Commission had the nominee been nominated by the Board of Directors; and

(c)  The signed consent of each nominee to serve as a member of the Board of Directors if elected, and the signed agreement of each nominee that if elected he or she will be guided by the philosophy and concepts of human and industrial association of the Corporation as expressed in its Constitution in connection with the nominee’s service as a member of the Board of Directors.

Unless otherwise determined by the Chairman of the Board of Directors or by a majority of the directors then in office, any nomination which is not made in accordance with the foregoing procedure shall be defective, and any votes which may be cast for the defective nominee shall be disregarded.

NIU–Rockford

Wednesday, January 26, 2005

10:00 a.m.

NIU–Rockford

8500 East State Street

Rockford, Illinois

Access from the south and west

(via Bypass 20)

Exit Bypass 20 to I-90 north (to Wisconsin) and drive three miles to the Business 20/

East State Street exit. Follow north and

east directions.

Access from the north and east

(via I-90)

Exit I-90 at Business 20 (East State Street). Turn left (east) from the exit ramp onto East State Street. Drive 1/2 mile and turn left at the light onto University Drive. Drive one block to Northern Avenue and turn right. There are 350 non-metered parking spaces surrounding the center.

☒ PLEASE MARK VOTES

AS IN THIS EXAMPLE

1.  ELECTION OF DIRECTORS   ☐ FOR   ☐ WITHHOLD   ☐ FOR ALL EXCEPT

01            Mary L. Petrovich

02            Larry E. Rittenberg

03            Michael T. Yonker

INSTRUCTIONS: To withhold authority to vote for any individual nominee, mark the “FOR ALL EXCEPT” box and strike a line through the nominee’s name in the list provided above.  Your shares will be voted for the remaining nominees.

2.     IN THEIR DISCRETION, THE PROXIES ARE AUTHORIZED TO VOTE UPON SUCH OTHER MATTERS AS MAY PROPERLY COME BEFORE THE MEETING.

A majority of said attorneys or proxies who are present at the meeting shall have, and may exercise, all of the powers of all said attorneys or proxies hereunder.

Date:

Signature

Signature (if held jointly)

NOTE:  Please sign exactly as name appears hereon.  When shares are held by joint tenants, both should sign.  When signing as attorney, executor, administrator, trustee or guardian, please give full title as such.  If a corporation, please sign in full corporate name by President or other authorized officer.  If a partnership, please sign in partnership name by authorized person.

PLEASE MARK, SIGN, DATE AND RETURN THIS PROXY CARD USING THE ENCLOSED ENVELOPE.

_ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _ _

*  FOLD AND DETACH HERE  *

VOTE BY TELEPHONE OR INTERNET

QUICK***EASY***IMMEDIATE

ANNUAL MEETING OF SHAREHOLDERS OF

WOODWARD GOVERNOR COMPANY

January 26, 2005

PROXY VOTING INSTRUCTIONS

TO VOTE BY MAIL

Please date, sign and mail your proxy card in the envelope provided as soon as possible.

TO VOTE BY TELEPHONE (TOUCH-TONE PHONE ONLY)

Please call 1-888-266-6788 toll-free and follow the instructions.  Have your control number and the proxy card available when you call.

TO VOTE BY INTERNET

Please access the web page at www.proxyvoting.com/wgov and follow the on-screen instructions.  Have your control number available when you access the web page.

YOUR CONTROL NUMBER IS

PROXY	PROXY

WOODWARD GOVERNOR COMPANY

Proxy for Annual Meeting of the Shareholders - January 26, 2005

Solicited by the Board of Directors

The undersigned hereby appoints Paul Donovan, John A. Halbrook and Michael T. Yonker, as the undersigned’s proxy, with full power of substitution, to represent and to vote, as designated on the reverse side, all the undersigned’s common stock in the Woodward Governor Company at the Annual Meeting of Shareholders to be held on Wednesday, January 26, 2005, and at any adjournment thereof, with the same authority as if the undersigned were personally present.

THIS PROXY WHEN PROPERLY EXECUTED WILL BE VOTED IN THE MANNER DIRECTED HEREIN BY THE UNDERSIGNED SHAREHOLDERS.  IF NO SPECIFICATION IS MADE, THIS PROXY WILL BE VOTED IN THE DISCRETION OF THE NAMED PROXIES ON ALL MATTERS.  THE BOARD FAVORS A VOTE “FOR” THE ELECTION OF THE NOMINEES TO THE BOARD OF DIRECTORS.